Exhibit 4.1

JPMORGAN CHASE & CO.

(Formerly Known As The Chase Manhattan Corporation)

AND

THE BANK OF NEW YORK MELLON,

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of December 22, 2009

to

JUNIOR SUBORDINATED INDENTURE

Dated as of December 1, 1996

SUPPLEMENTAL INDENTURE, dated as of December 22, 2009, between JPMORGAN CHASE & CO. (formerly known as “The Chase Manhattan Corporation”), a Delaware corporation (the “Company”) having its principal office at 270 Park Avenue, New York, NY 10017, and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered a certain Junior Subordinated Indenture, dated as of December 1, 1996, as supplemented by a supplemental indenture thereto, dated as of September 23, 2004, and a supplemental indenture thereto, dated as of May 9, 2005 (as so supplemented, the “Indenture”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture), providing for the issuance from time to time of Securities;

WHEREAS, Section 9.1(7) of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interest of the Holders of Securities of any series in any material respect or, in the case of the Securities of a series issued to a Trust and for so long as any of the corresponding series of Preferred Securities issued to a Trust shall remain outstanding, the holders of such Preferred Securities;

WHEREAS, the modifications set forth herein do not adversely affect the interests of the Holders of Securities in any material respect;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

SCOPE OF THIS SUPPLEMENTAL INDENTURE

1.1. The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture in Sections 2.1 through 2.5 hereof shall be applicable with respect to, and govern the terms of, any series of Securities issued under the Indenture, whether issued prior to, on or after the date hereof.

ARTICLE II

AMENDMENTS

2.1. The following definition is hereby added to Section 1.1 of the Indenture:

“Attorney-in-Fact” means an officer of the Company who has been duly appointed as an attorney-in-fact by the Company.

2.2. The definition of “Company Request” and “Company Order” contained in Section 1.1 of the Indenture is hereby amended in its entirety to read as follows:

“Company Request” and “Company Order” mean, respectively, the written request or order signed in the name of the Company by (i) the Chairman of the Board, a Vice Chairman, the President, the Chief Financial Officer, a Vice President, a Managing Director or any Attorney-in-Fact of the Company, and by (ii) any additional officer having any of the foregoing titles or by the Controller, an Assistant Controller, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

2.3. The definition of “Officers’ Certificate” contained in Section 1.1 of the Indenture is hereby amended in its entirety to read as follows:

“Officers’ Certificate” means a certificate signed by (i) the Chairman of the Board, a Vice Chairman, the President, the Chief Financial Officer, a Vice President, a Managing Director or any Attorney-in-Fact of the Company, and by (ii) any additional officer having any of the foregoing titles or by the Controller, an Assistant Controller, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

2.4. The Form of Face of Security set forth in Section 2.2 of the Indenture shall be modified to delete therefrom the following words: “[President or Vice President]”.

2.5. The first paragraph of Section 3.3 of the Indenture is hereby amended in its entirety to read as follows:

“The Securities shall be executed on behalf of the Company by the Chairman of the Board, a Vice Chairman, the President, the Chief Financial Officer, a Vice President, a Managing Director or any Attorney-in-Fact of the Company and attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Securities may be manual of fascimile.”

ARTICLE III

MISCELLANEOUS

3.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

3.2. The Article headings herein are for convenience only and shall not effect the construction hereof.

3.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

3.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

3.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

JPMORGAN CHASE & CO.

By	/s/ Peter W. Smith
Name:	Peter W. Smith
Title:	Vice President

THE BANK OF NEW YORK MELLON as Trustee

By	/s/ Franca M. Ferrera
Name:	Franca M. Ferrera
Title:	Senior Associate